Exhibit 21.1
Subsidiaries of the Registrant*

Name	State of Incorporation	Additional Names under which it Does business

SunTrust Banks, Inc.	Georgia	none

SunTrust Robinson Humphrey, Inc.	Tennessee	none

GenSpring Family Offices, LLC	Florida	GenSpring

SunTrust Bank Holding Company	Florida	none

SunTrust Insurance Services, Inc.	Georgia	SunTrust Insurance Agency

Twin Rivers II, Inc.	South Carolina	none

SunTrust Investment Services, Inc.	Georgia	none

SunTrust Bank	Georgia	LightStream Lending,
SunTrust Dealer Financial Services
SunTrust Bank, Corp

SunTrust Mortgage, Inc.	Virginia	Crestar Mortgage

Twin Rivers Insurance Company	South Carolina	none

Premium Assignment Corporation	Florida	none

Premium Assignment Corporation, II	California	none

STB Real Estate, LLC	Delaware	none

REITS

STB Real Estate Holdings (Commercial), Inc.	Delaware	none

STB Real Estate Holdings (Household Lending ), Inc.	Delaware	none

STB Real Estate Holdings (Residential), Inc.	Delaware	none

*A number of subsidiaries are not included in reliance on SEC Regulation SK, Item 601(b)(21)(ii).